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                        February 1, 2022

       James McCullough
       Chief Executive Officer
       Renalytix plc
       5-7 Cranwood Street
       London EC1V 9EE
       United Kingdom

                                                        Re: Renalytix plc
                                                            Form 20-F for the
fiscal year ended June 30, 2021
                                                            Filed October 21,
2021
                                                            File number
001-39387

       Dear Mr. McCullough:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                        Sincerely,


                        Division of Corporation Finance

                        Office of Life Sciences